CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                        COMMUNICATIONS TELEVISION, INC.,
                            A CALIFORNIA CORPORATION



         David Baeza and William Cooper certify that:

         1. They are the President and the Secretary, respectively, of Communications Television, Inc., a California corporation (the "Corporation").

         2. Article I. of the Articles of Incorporation of this Corporation is amended to read as follows:

         "The name of this corporation is Sonicport.com, Inc.."

         3. The foregoing amendment of Articles of Incorporation has been duly approved by the Board of Directors.

         4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of Shareholders in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of the Corporation is one (1). The number of shares voting in favor of the amendment was one (1) constituting all of the outstanding shares entitled to vote.

         We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.


DATE: November ___, 1999

                                                       /S/ David Baeza
                                                       -------------------------
                                                       David Baeza, President


                                                       /S/ William Cooper
                                                       -------------------------
                                                       William Cooper, Secretary